Exhibit 99.1

SUNCOKE ENERGY, INC. REPORTS FOURTH QUARTER 2011 RESULTS

•	Net income attributable to shareholders was $8.0 million, or $0.12 per share, in fourth quarter 2011 and $60.6 million, or $0.87 per share, for full year 2011

•	Adjusted EBITDA was $31.4 million in fourth quarter 2011 and $140.5 million for full year 2011, as compared with $34.6 million and $227.3 million in the respective prior year periods

•

Fourth quarter results were unfavorably impacted by $12.2 million of accounting adjustments at Indiana Harbor (net of income attributable to noncontrolling interests) related to the resolution of contractual billing matters and coke and coal inventory adjustments. The quarter’s results were also negatively impacted by a $6.0 million Black Lung liability adjustment

•

Existing domestic coke facilities operated at more than 100% capacity in the quarter, which when combined with production from our new Middletown, Ohio facility, resulted in an 11 percent increase in total coke production in fourth quarter 2011 versus same period 2010

•	Fourth quarter 2011 coal production was 349 thousand tons, bringing full year coal production to nearly 1.4 million tons, a 24 percent increase over full year 2010

•	Company reaffirms 2012 guidance

Lisle, IL (February 2, 2012) – SunCoke Energy, Inc. (NYSE: SXC) today reported fourth quarter and full year 2011 results.

“In 2011, we took action to address key challenges and established a solid foundation that we expect will drive future growth for our shareholders now that we are an independent, public company,” said Fritz Henderson, Chairman and Chief Executive Officer of SunCoke Energy, Inc. “Our full year 2011 Adjusted EBITDA of $141 million fell short of our expectations, reflecting the impact of the ArcelorMittal contract amendment, operating challenges and accounting adjustments at Indiana Harbor, expenses associated with becoming a public company and relocation costs.”

Henderson continued, “The operational improvements we made in early 2011 delivered more consistent performance in our existing domestic cokemaking operations in the second half of the year. In 2012, we expect to build on this momentum with production from our new Middletown operations. While our coal mining results were below our internal goals in 2011, we still mined our highest volume of coal to date. We are seeing early signs that our focus on optimizing our coal mining operations is gaining traction.”

CONSOLIDATED RESULTS

	Three months ended December 31,			Year ended December 31,
(In millions)	2011(2)	2010	Increase/ (Decrease)	2011(2)	2010	Increase/ (Decrease)
Revenues	$424.1	$317.2	$106.9	$1,538.9	$1,326.5	$212.4
Operating Income	$11.7	$15.8	$(4.1)	$67.5	$174.2	$(106.7)
Adjusted EBITDA(1)	$31.5	$34.6	$(3.1)	$140.5	$227.3	$(86.8)
Net Income Attributable to Shareholders	$8.0	$18.5	$(10.5)	$60.6	$139.2	$(78.6)

(1)	See definitions of Adjusted EBITDA and reconciliations of Adjusted EBITDA elsewhere in this release.
(2)

Reflects impact of contract amendments with ArcelorMittal that became effective in first quarter 2011. Had these revised provisions been in place in 2010 revenues, operating income, Adjusted EBITDA and net income attributable to shareholders (assuming a 37 percent tax rate) would have been $10.2 million, $10.2 million, $10.2 million and $6.4 million higher, respectively, in fourth quarter 2010 net of the related legal charges. For the full year 2010, they would have been $34.7 million, $34.7 million, $34.7 million and $21.9 million lower, respectively, net of the related legal charges.

In the fourth quarter 2011, revenues rose 34 percent to $424.1 million versus fourth quarter 2010. For the full year 2011, revenues increased 16 percent to $1.5 billion versus full year 2010. The increase for both periods was driven by higher sales in our Other Domestic Coke segment primarily due to the pass-through of higher coal prices and increased production at our Indiana Harbor facility, and higher sales in our Coal Mining segment, reflecting the acquisition of the Harold Keene Coal Company (“HKCC”) in January 2011.

Comparability between years is impacted by a lower coke sales price in our Jewell Coke segment resulting from the January 2011 contract amendments with ArcelorMittal. The amendments eliminated the fixed adjustment factor in the coke pricing formula which significantly reduced the impact that higher coal prices had on the financial results of our Jewell Coke segment. In addition, the amendments increased the operating cost and fixed fee components the Company receives under our Jewell Coke and Haverhill contracts with ArcelorMittal and extended the take-or-pay terms of these contracts to 2020. Fourth quarter 2010 included legal charges of $3.6 million related to the resolution of the Jewell Coke contract amendments and $12.7 million related to a settlement agreement with ArcelorMittal that resolved Indiana Harbor arbitration claims.

In fourth quarter 2011, operating income and Adjusted EBITDA benefited from better results in our Coal Mining segment and a net favorable impact related to the ArcelorMittal settlements in the prior year quarter, which were offset by $12.2 million of accounting adjustments at Indiana Harbor (net of income attributable to noncontrolling interests) related to the resolution of contractual billing matters and coke and coal inventory adjustments, higher corporate costs and an adjustment to our Black Lung liability. The Company believes the Indiana Harbor matters will not have a material impact on future results. Net income for fourth quarter 2011 declined primarily due to the impact of the adjustments at Indiana Harbor and higher financing costs, partly offset by improved Coal mining results and the net favorable impact of the ArcelorMittal contract amendments in the prior year quarter.

For the full year 2011, operating income, Adjusted EBITDA and net income were negatively impacted by the ArcelorMittal contract amendments, expenses related to becoming a public company, headquarter relocation costs and higher financing costs, partly offset by improved Coal Mining results.

SEGMENT RESULTS

Jewell Coke

The Jewell Coke segment consists of the cokemaking operations in Vansant, Virginia. Substantially all of the metallurgical coal used at our Jewell cokemaking facility is supplied from our coal mining operations.

	Three months ended December 31,
(In millions, except per ton amounts)	2011(2)	2010	Increase/ (Decrease)
Segment Earnings(1)	$10.2	$18.5	$(8.3)
Adjusted EBITDA(1)	$11.4	$19.6	$(8.2)
Sales Volumes (in thousands of tons)	$166	$162	$3.7
Adjusted EBITDA per Ton(1)	$69	$121	$(52)

(1)	See definitions of Segment Earnings, Adjusted EBITDA and Adjusted EBITDA per Ton and reconciliations of Adjusted EBITDA elsewhere in this release.
(2)

Reflects impact of contract amendments with ArcelorMittal that became effective in first quarter 2011. Had these revised provisions been in place in 2010, segment earnings and Adjusted EBITDA would have each been $7.4 million lower in the fourth quarter 2010 net of the related legal charges.

The decline in segment earnings and Adjusted EBITDA in the fourth quarter 2011 was due to:

•

The previously discussed contract amendments with ArcelorMittal, which accounted for a net $7.4 million negative impact to segment earnings and Adjusted EBITDA. The net impact of the contract amendment is comprised of $11.0 million from a lower coke sales price, partly offset by the favorable comparison to fourth quarter 2010, which included $3.6 million in legal charges.

Other Domestic Coke

Other Domestic Coke consists of cokemaking facilities and heat recovery operations at the Indiana Harbor, Haverhill, and Granite City plants in East Chicago, Indiana, Franklin Furnace, Ohio and Granite City, Illinois, respectively and the new Middletown, Ohio, facility which began operations in October 2011. The Indiana Harbor cokemaking facility is owned by a partnership of which SunCoke owns 85 percent and a third-party partner owns 15 percent.

	Three months ended December 31,
(In millions, except per ton amounts)	2011	2010	Increase/ (Decrease)
Segment Earnings(1)(2)	$7.0	$(2.1)	$9.1
Adjusted EBITDA(1)(2)	$21.3	$13.2	$8.1
Sales Volumes (in thousands of tons)	837	750	87
Adjusted EBITDA per Ton(1)	$25	$18	$8

(1)	See definitions of Segment Earnings, Adjusted EBITDA and Adjusted EBITDA per Ton and reconciliations of Adjusted EBITDA elsewhere in this release.
(2)	Excludes income (loss) attributable to noncontrolling investors in Indiana Harbor.

The increase in segment earnings and Adjusted EBITDA in the fourth quarter 2011 reflects the following:

•	A favorable comparison to fourth quarter 2010, which included $12.7 million of legal and settlement charges related to the resolution of arbitration claims at our Indiana Harbor facility.

•

This was offset by the negative impact of $14.3 million ($12.2 million net of noncontrolling interests) related to the previously discussed accounting adjustments at our Indiana Harbor facility. These adjustments were comprised of $7.0 million ($6.0 million net of noncontrolling interests) in lower revenue related to the resolution of contractual billing matters and $7.3 million ($6.2 net of noncontrolling interests) of coke and coal inventory adjustments of which $3.6 million is attributable to the third quarter 2011.

•

Indiana Harbor’s performance improved and contributed $9.5 million to the segment’s performance in fourth quarter 2011, excluding the accounting adjustments. In fourth quarter 2010, our Indiana Harbor facility incurred higher operating, maintenance and repair costs and lower coal-to-coke yields due to operating challenges.

•	Increased fee revenue of $4.9 million at our Haverhill facility related to the previously discussed contract amendments with ArcelorMittal.

•	A $2.8 million increase in income attributable to noncontrolling interests and $2.1 million in lower energy revenues also partially offset results.

International Coke

International Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for a Brazilian affiliate of ArcelorMittal. International Coke earns operating and technology licensing fees based on production, and recognizes a dividend on its preferred stock investment, generally in the fourth quarter, assuming certain minimum production levels are achieved at the facility.

•

Segment earnings declined to $10.1 million in the fourth quarter 2011 from $13.8 million in fourth quarter 2010, due primarily to a higher allocation of corporate expenses as a result of a change in our allocation methodology in 2010.

•	Segment earnings in the fourth quarter include the accrual of a $9.5 million dividend on our preferred stock investment, which is expected to be paid in May 2012.

Coal Mining

Coal Mining consists of our metallurgical coal mining activities conducted in Virginia and West Virginia, and includes the results of HKCC, which was acquired in January 2011. A substantial portion of the metallurgical coal produced by our coal mining operations is sold to our Jewell Coke segment for conversion into metallurgical coke.

	Three months ended December 31,
(In millions, except per ton amounts)	2011	2010	Increase/ (Decrease)
Segment Earnings(1)	$(2.0)	$(9.8)	$7.8
Adjusted EBITDA(1)	$1.7	$(7.8)	$9.5
Sales Volumes (in thousands of tons)(2)	363	321	42
Sales Price per ton (excludes transportation costs)(3)	$156	$104	$52
Adjusted EBITDA per Ton (1)	$5	$(24)	$29

(1)	See definitions of Segment Earnings, Adjusted EBITDA and Adjusted EBITDA per Ton and reconciliations of Adjusted EBITDA elsewhere in this release.
(2)	Includes sales to affiliates and third party sales.
(3)	Includes sales to affiliates, including sales to our Jewell Coke segment established via a transfer pricing agreement.

The increase in segment earnings and Adjusted EBITDA reflects:

•

Higher average coal prices and increased volumes drove total third-party sales up $23.4 million, of which $9.3 million is attributable to HKCC third-party sales. Coal purchases were also $4.6 million lower as compared to the same prior year period.

•

Partially offsetting this was $20.7 million in higher costs, of which existing operations represented $13.7 million and HKCC represented $7.0 million. Factors driving higher operating costs at existing operations included a Black Lung liability charge of $3.4 million, higher royalty payments, higher employee training, bonus and retention costs and a change in retiree healthcare benefit allocation methodology.

Corporate and Other

Corporate expenses increased $9.0 million to $13.6 million for the fourth quarter 2011 compared to the fourth quarter 2010, primarily driven by $6.4 million in additional headcount expenses and costs required to operate as a public company and $2.6 million related to a Black Lung liability charge.

Net financing expense was $7.1 million for the fourth quarter 2011 as compared with net financing income of $5.0 million in the fourth quarter 2010. This change reflects $11.7 million of interest expense associated with the issuance of debt and a $4.7 million decrease in net interest income received from affiliates offset by a $4.2 million increase in capitalized interest related to capital projects.

COMBINED CASH FLOWS AND FINANCIAL POSITION

Cash Flows

Net cash provided by operating activities decreased by $195.3 million for the full year 2011 to $101.3 million primarily due to working capital increases related to higher coal and coke inventories. Lower net income also contributed to the decrease in cash from operations.

Capital expenditures were $238.1 million for full year 2011, of which $164.9 million was attributable to the construction of our Middletown, Ohio facility, which commenced operations in October 2011.

2012 OUTLOOK

The Company reaffirms the 2012 guidance previously provided, which is as follows:

•	Earnings per share (assuming a 22 percent tax rate) is expected to be between $1.30 and $1.65

•	Full year 2012 Adjusted EBITDA is projected to be between $250 million and $280 million

•	Capital expenditures and investments are anticipated to be approximately $150 million, including a potential $30 million investment in India

•	Domestic coke production is expected to be 4.0 - 4.2 million tons

•	Coal production is projected to be approximately 1.8 million tons

•	Free cash flow, defined as cash from operations less cash used in investing activities less cash distributed to noncontrolling interests, is expected to be in excess of $50 million

•	The effective tax rate for full year is expected to be between 20 percent and 24 percent and the cash tax rate is expected to be between 10 percent and 15 percent

DEFINITIONS

•

Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) adjusted for sales discounts and the deduction of income attributable to noncontrolling interests in our Indiana Harbor cokemaking operations. EBITDA reflects sales discounts included as a reduction in sales and other operating revenue. The sales discounts represent the sharing with customers of a portion of nonconventional fuels tax credits, which reduce our income tax expense. However, we believe our Adjusted EBITDA would be inappropriately penalized if these discounts were treated as a reduction of EBITDA since they represent sharing of a tax benefit which is not included in EBITDA. Accordingly, in computing Adjusted EBITDA, we have added back these sales discounts. Our Adjusted EBITDA also reflects the deduction of income attributable to noncontrolling interests in our Indiana Harbor cokemaking operations. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance of the Company’s net assets and is indicative of the Company’s ability to generate cash from operations. See the tables (unaudited) at the end of this release for reconciliations of net income and operating income to EBITDA and Adjusted EBITDA.

•	Adjusted EBITDA per Ton represents Adjusted EBITDA divided by tons sold.

•	Segment Earnings represents operating income(loss) attributable to SunCoke shareholders of our segments: Jewell Coke, Other Domestic Coke, International Coke and Coal Mining.

•

Free Cash Flow equals cash from operations less cash used in investing activities less cash distributions to non-controlling interests. Management believes Free Cash Flow information enhances an investor’s understanding of a business’ ability to generate cash. Free Cash Flow does not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measures of other businesses.

RELATED COMMUNICATIONS

The Company will host an investor conference call today at 4:30 p.m. Eastern Time (3:30 p.m. Central Time). This conference call will be webcast live and archived for replay on www.suncoke.com in the Investor Relations section of the website. Participants can listen in by dialing 1-800-471-6718 (domestic) or 1-630-691-2735 (international) and referencing confirmation 31517686. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A replay of the call will be available for seven days by calling 1-888-843-7419 (domestic) or 1-630-652-3042 (international) and referencing confirmation 31517686#.

UPCOMING EVENTS

Members of SunCoke’s senior management team will participate in the following events in February 2012:

•

Mark Newman, Senior Vice President and Chief Financial Officer, will participate in the Oppenheimer 2nd Annual 1-on-1 Investor conference on February 7, 2012, in London, United Kingdom. There will not be a formal presentation.

•

Fritz Henderson, Chairman and Chief Executive Officer, will present at the JP Morgan Global High Yield and Leveraged Finance Conference to be held on February 27-29, 2012, in Miami, Florida. This presentation will be webcast live and archived for replay in the Investor Relations section of the Company’s website at www.suncoke.com. Please see the Company’s website for the specific date and time of this presentation which will be posted there when available.

INITIAL PUBLIC OFFERING AND RELATED TRANSACTIONS

The financial results contained in this release that relate to periods that ended prior to the completion of our initial public offering of 13,340,000 shares of common stock (the “IPO”) on July 26, 2011, and prior to the effective dates of the agreements we entered into with Sunoco in connection with the IPO and our separation from Sunoco, pertain to the operations that comprised the cokemaking and coal mining operations of Sunoco prior to their transfer to us.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. is the largest independent producer of metallurgical coke in the Americas, with nearly 50 years of experience supplying coke to the integrated steel industry. Our advanced, heat recovery cokemaking process produces high-quality coke for use in steelmaking, captures waste heat for derivative energy resale and meets or exceeds environmental standards. Our cokemaking facilities are located in Virginia, Indiana, Ohio, Illinois and Vitoria, Brazil, and our coal mining operations, which have more than 100 million tons of proven and probable reserves, are located in Virginia and West Virginia. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

FORWARD LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such forward-looking statements are based on management’s beliefs and assumptions and on information currently available. You should not put undue reliance on any forward-looking statements. Forward-looking statements include all statements that are not historical facts and may be identified by the use of forward looking terminology such as the words “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements involve risks, uncertainties and assumptions.

Risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements include economic, business, competitive and/or regulatory factors affecting the Company’s business, as well as uncertainties related to the outcomes of pending or future litigation, legislation, or regulatory actions. Among such risks are: changes in levels of production, production capacity, pricing and/or margins for metallurgical coal and coke; variation in availability, quality and supply of metallurgical coal used in the cokemaking process, including as a result of non-performance by our suppliers; effects of railroad, barge, truck and other transportation performance and costs, including any transportation disruptions; changes in the marketplace that may affect supply and demand for the Company’s metallurgical coal and/or coke products; relationships with, and other conditions affecting, customers; the deferral of contracted shipments of coal or coke by customers; severe financial hardship or bankruptcy of one of more of our major customers, or the occurrence of other events affecting our ability to collect payments from our customers; volatility and cyclical downturns in the carbon steel industry and other industries in which the Company’s customers operate; the ability to secure new coal supply agreements or to renew existing coal supply agreements; the ability to enter into new, or renew existing, long-term agreements upon favorable terms for the supply of metallurgical coke to domestic and/or foreign steel producers; the ability to acquire or develop coal reserves in an economically feasible manner; defects in title or the loss of one or more mineral leasehold interests; effects of geologic conditions, weather, natural disasters and other inherent risks beyond the Company’s control; age of, and changes in the reliability, efficiency and capacity of the various equipment and operating facilities used in the Company’s coal mining and/or cokemaking operations, and in the operations of major customers, business partners and/or suppliers; changes in the expected operating levels of the Company’s assets; ability to meet minimum volume requirements, coal-to-coke yield standards and coke quality requirements in coke sales agreements; disruptions in the quantities of coal produced by contract mine operators; ability to obtain and renew mining permits, and the availability and cost of surety bonds needed in coal mining operations; availability of skilled employees and other workplace factors; changes in the level of capital expenditures or operating expenses, including any changes in the level of environmental capital, operating or remediation expenditures; effects of adverse events relating to the operation of the Company’s facilities and to the transportation and storage of hazardous materials (including equipment malfunction, explosions, fires, spills, and the effects of severe weather conditions); changes in product specifications; ability to identify acquisitions, execute them under favorable terms and integrate them into our existing businesses and have them perform at anticipated levels; ability to enter into joint ventures and other similar arrangements under favorable terms; changes in the availability and cost of equity and debt financing; the amount of, and ability to service, outstanding indebtedness and to comply with the restrictions imposed by financing arrangements; impact on our liquidity and ability to raise capital as a result of changes in the credit ratings assigned to our indebtedness; changes in credit terms required by suppliers; changes in insurance markets impacting costs and the level and types of coverage available, and the financial ability of insurers to meet their obligations; changes in accounting rules and/or tax laws or their interpretations, including the method of accounting for inventories, leases and/or pensions; changes in financial markets impacting pension expense and funding requirements; risks related to labor relations and workplace safety; nonperformance or force majeure by, or disputes with or changes in contract terms with, major customers, suppliers, dealers, distributors or other business partners; changes in, or new, statutes, regulations, governmental policies and taxes, or their interpretations; the accuracy of estimates of reclamation and other mine closure obligations; the existence of hazardous substances or other environmental contamination on property owned or used by the Company; the availability of future permits authorizing the disposition of certain mining waste; claims of noncompliance with any statutory and regulatory requirements; changes in the status of, or initiation of new litigation, arbitration, or other proceedings to which the Company is a party or liability resulting from such litigation, arbitration, or other proceedings; effects resulting from our separation from Sunoco, Inc.; and the Company’s incremental costs as a stand-alone public company. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SunCoke Energy has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SunCoke Energy. For more information concerning these factors, see SunCoke Energy’s Securities and Exchange Commission filings. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. SunCoke Energy undertakes no obligation to update publicly any forward-looking statement (or its associated cautionary language) whether as a result of new information or future events or otherwise.

###

SunCoke Energy, Inc.

Combined and Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31		Years Ended December 31
	2011	2010	2011	2010
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$413.9	$307.4	$1,527.6	$1,316.5
Other income, net	10.2	9.8	11.3	10.0

Total revenues	424.1	317.2	1,538.9	1,326.5

Costs and operating expenses
Cost of products sold and operating expenses	372.5	263.4	1,305.8	1,036.9
Loss on firm purchase commitments	—	—	18.5	—
Selling, general and administrative expenses	23.9	25.7	88.7	67.2
Depreciation, depletion, and amortization	16.0	12.3	58.4	48.2

Total costs and operating expenses	412.4	301.4	1,471.4	1,152.3

Operating income	11.7	15.8	67.5	174.2

Interest income—affiliate	—	5.7	12.5	23.7
Interest income	0.1	—	0.4	—
Interest cost—affiliate	—	(1.0)	(3.5)	(5.4)
Interest cost	(11.7)	—	(20.6)	—
Capitalized interest	4.5	0.3	9.8	0.7

Total financing (expense) income, net	(7.1)	5.0	(1.4)	19.0

Income before income tax expense	4.6	20.8	66.1	193.2
Income tax (benefit) expense	(2.9)	5.7	7.2	46.9

Net income	7.5	15.1	58.9	146.3
Less: Net income(loss) attributable to noncontrolling interests	(0.5)	(3.4)	(1.7)	7.1

Net income attributable to SunCoke Energy, Inc. / net parent investment	$8.0	$18.5	$60.6	$139.2

Earnings attributable to SunCoke, Inc. shareholders per common share:
Basic	$0.12	$0.26	$0.87	$1.99
Diluted	$0.12	$0.26	$0.87	$1.99
Weighted average number of shares outstanding:
Basic	70.0	70.0	70.0	70.0
Diluted	70.0	70.0	70.0	70.0

SunCoke Energy, Inc.

Combined and Consolidated Balance Sheets

	December 31
	2011	2010
	(unaudited)
	Dollars in millions
Assets
Cash and cash equivalents	$127.5	$40.1
Accounts receivable	66.2	44.6
Inventories	219.7	106.6
Taxes receivable	—	—
Deferred income taxes	0.6	1.1

Total current assets	414.0	192.4

Notes receivable from affiliate	—	289.0
Investment in Brazilian cokemaking operations	41.0	41.0
Properties, plants and equipment, net	1,391.8	1,173.5
Lease and mineral rights, net	53.2	6.7
Goodwill	9.4	3.4
Deferred charges and other assets	32.4	12.4

Total assets	$1,941.8	$1,718.4

Liabilities and Equity
Advances from affiliate	$—	$888.5
Accounts payable	181.9	106.4
Current portion of long-term debt	3.3	—
Accrued liabilities	85.7	53.1
Taxes payable	10.6	7.7

Total current liabilities	281.5	1,055.7

Long-term debt	723.1	—
Payable to affiliate	—	55.8
Accrual for black lung benefits	33.5	26.6
Retirement benefit liabilities	50.6	42.9
Deferred income taxes	261.1	85.9
Asset retirement obligations	12.5	11.0
Other deferred credits and liabilities	19.6	11.2
Commitments and contingent liabilities

Total liabilities	1,381.9	1,289.1

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued and outstanding shares at December 31, 2011 and 2010	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued and outstanding 70,012,702 shares at December 31, 2011 and no shares outstanding at December 31, 2010	0.7	—
Additional paid-in capital	511.3	—
Accumulated other comprehensive loss	(6.5)	—
Retained earnings	20.0	—
Net parent investment	—	369.5

Total SunCoke Energy, Inc. stockholders’ equity / net parent investment	525.5	369.5
Noncontrolling interests	34.4	59.8

Total equity	559.9	429.3

Total liabilities and equity	$1,941.8	$1,718.4

SunCoke Energy, Inc.

Combined and Consolidated Statements of Cash Flows (unaudited)

	Years ended December 31
	2011	2010
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$58.9	$146.3
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on firm purchase commitment	18.5	—
Depreciation, depletion and amortization	58.4	48.2
Deferred income tax expense	24.0	15.4
Payments (in excess of) less than expense for retirement plans	5.8	(6.0)
Changes in working capital pertaining to operating activities:
Accounts receivable	(18.3)	34.7
Inventories	(110.1)	—
Accounts payable and accrued liabilities	84.2	54.2
Taxes payable	(16.9)	1.9
Other	(3.2)	1.9

Net cash provided by operating activities	101.3	296.6

Cash Flows from Investing Activities:
Capital expenditures	(238.1)	(215.6)
Acquisition of business, net of cash received	(37.6)	—
Proceeds from sale of assets	—	1.7

Net cash used in investing activities	(275.7)	(213.9)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	727.9	—
Debt issuance costs	(19.1)	—
Repayment of long-term debt	(1.6)	—
Purchase of noncontrolling interest in Indiana Harbor facility	(34.0)	—
Net decrease in advances from affiliate	(412.8)	(56.2)
Repayments of notes payable assumed in acquisition	(2.3)	—
Contribution from parent	—	1.0
Increase in payable to affiliate	5.3	30.8
Cash distributions to noncontrolling interests in cokemaking operations	(1.6)	(20.9)

Net cash provided by (used in) financing activities	261.8	(45.3)

Net increase in cash and cash equivalents	87.4	37.4
Cash and cash equivalents at beginning of period	40.1	2.7

Cash and cash equivalents at end of period	$127.5	$40.1

SunCoke Energy, Inc.

Reconciliations of Adjusted EBITDA to

Operating Income and Net Income

	Three Months Ended December 31, 2011
	(Dollars in millions)
	Jewell Coke	Other Domestic Coke	Internat’l Coke	Coal Mining	Corporate and Other	Combined
Net Income						$7.5
Add: Depreciation, depletion and amortization						16.0
Subtract: Interest income						(0.1)
Add: Interest cost						—
Subtract: Capitalized interest						(4.5)
Add: Interest expense						11.7
Add: Income tax expense						(2.9)

EBITDA	$11.4	$17.6	$10.2	$1.7	$(13.2)	$27.7
Add: Sales discounts provided to customers due to sharing of nonconventional fuel tax credits		3.2				3.2
Add (Subtract): Net (income) loss attributable to noncontrolling interests		0.5				0.5

Adjusted EBITDA	$11.4	$21.3	$10.2	$1.7	$(13.2)	$31.4

Sales Volumes (in thousands of tons)	166	837	295	363
Adjusted EBITDA per ton	$69	$25	$34	$5

Operating income (loss)	10.2	7.0	10.1	(2.0)	(13.6)	11.7
Add: Depreciation, depletion and amortization	1.2	10.6	0.1	3.7	0.4	16.0

EBITDA	$11.4	$17.6	$10.2	$1.7	$(13.2)	$27.7

	Twelve Months Ended December 31, 2011
	(Dollars in millions)
	Jewell Coke	Other Domestic Coke	Internat’l Coke	Coal Mining	Corporate and Other	Combined
Net Income						$58.9
Add: Depreciation, depletion and amortization						58.4
Subtract: Interest income (primarily from affiliates)						(12.9)
Add: Interest cost						3.5
Subtract: Capitalized interest						(9.8)
Add: Interest expense						20.6
Add: Income tax expense						7.2

EBITDA	$57.6	$74.8	$13.7	$24.0	$(44.2)	$125.9
Add: Sales discounts provided to customers due to sharing of nonconventional fuel tax credits		12.9				12.9
Add (Subtract): Net (income) loss attributable to noncontrolling interests		1.7				1.7

Adjusted EBITDA	$57.6	$89.4	$13.7	$24.0	$(44.2)	$140.5

Sales Volumes (in thousands of tons)	702	3,068	1,442	1,454
Adjusted EBITDA per ton	$82	$29	$10	$16

Operating income (loss)	52.7	36.1	13.5	11.1	(45.9)	67.5
Add: Depreciation, depletion and amortization	4.9	38.7	0.2	12.9	1.7	58.4

EBITDA	$57.6	$74.8	$13.7	$24.0	$(44.2)	$125.9

SunCoke Energy, Inc.

Reconciliations of Adjusted EBITDA to

Operating Income and Net Income

	Three Months Ended December 31, 2010
	(Dollars in millions)
	Jewell Coke	Other Domestic Coke	Internat’l Coke	Coal Mining	Corporate and Other	Combined
Net Income						$15.1
Add: Depreciation, depletion and amortization						12.3
Subtract: Interest income						(5.7)
Add: Interest cost						1.0
Subtract: Capitalized interest						(0.3)
Add: Interest expense						—
Add: Income tax expense						5.7

EBITDA	$19.6	$6.6	$13.8	$(7.8)	$(4.1)	$28.1
Add: Sales discounts provided to customers due to sharing of nonconventional fuel tax credits		3.2				3.2
Add (Subtract): Net (income) loss attributable to noncontrolling interests		3.4				3.4

Adjusted EBITDA	$19.6	$13.2	$13.8	$(7.8)	$(4.1)	$34.7

Sales Volumes (in thousands of tons)	162	750	370	321
Adjusted EBITDA per ton	$121	$18	$37	$(24)

Operating income (loss)	18.5	(2.1)	13.8	(9.8)	(4.6)	15.8
Add: Depreciation, depletion and amortization	1.1	8.7	—	2.0	0.5	12.3

EBITDA	$19.6	$6.6	$13.8	$(7.8)	$(4.1)	$28.1

	Twelve Months Ended December 31, 2010
	(Dollars in millions)
	Jewell Coke	Other Domestic Coke	Internat’l Coke	Coal Mining	Corporate and Other	Combined
Net Income						$146.3
Add: Depreciation, depletion and amortization						48.2
Subtract: Interest income (primarily from affiliates)						(23.7)
Add: Interest cost						5.4
Subtract: Capitalized interest						(0.7)
Add: Interest expense						—
Add: Income tax expense						46.9

EBITDA	$151.5	$73.6	$15.0	$(3.6)	$(14.1)	$222.4
Add: Sales discounts provided to customers due to sharing of nonconventional fuel tax credits		12.0				12.0
Add (Subtract): Net (income) loss attributable to noncontrolling interests		(7.1)				(7.1)

Adjusted EBITDA	$151.5	$78.5	$15.0	$(3.6)	$(14.1)	$227.3

Sales Volumes (in thousands of tons)	721	2,917	1,636	1,277
Adjusted EBITDA per ton	$210	$27	$9	$(3)

Operating income (loss)	147.1	38.6	14.9	(11.3)	(15.1)	174.2
Add: Depreciation, depletion and amortization	4.4	35.0	0.1	7.7	1.0	48.2

EBITDA	$151.5	$73.6	$15.0	$(3.6)	$(14.1)	$222.4

SunCoke Energy, Inc.

Reconciliations to Estimated 2012 Adjusted EBITDA

And Estimated 2012 Free Cash Flow

Reconciliation of Estimated 2012 Adjusted EBITDA to Net Income

($ in millions)	Low (Estimated)	High (Estimated)
Estimated 2012 Net Income	$98	$122
Depreciation, Depletion and Amortization	74	72
Total financing costs, net	48	46
Income tax expense	25	37

Estimated 2012 EBITDA	$245	$277

Sales discounts	11	10
Noncontrolling interests	(6)	(7)

Estimated 2012 Adjusted EBITDA	$250	$280

Reconciliation of 2012 Estimated Free Cash Flow

($ in millions)		2012 (Estimated)
Estimated Cash Provided by Operations	In excess of	$204

Less: estimated cash used in investing activities	Approx.	(150)
Less: estimated distribution to noncontrolling interests	Approx.	(4)

Estimated Free Cash Flow	In excess of	$50